RESIN SYSTEMS INTERNATIONAL LTD., RESIN SYSTEMS INC.

("RSG")

AND

EURO-PROJECTS (LTTC) LTD.

("EPL")

JOINT VENTURE AGREEMENT

RESPECTING THE ESTABLISHMENT AND OPERATION OF

A JOINT VENTURE

DATED AS OF AUGUST 30TH, 2003

TABLE OF CONTENTS

Article 1 CONSTITUTION

1.1 Formation of Joint Venture

1.2 Purpose

1.3 Contributions

1.4 Interests in the Joint Venture Assets

1.5 Distribution of Net Profits

1.6 Working Capital Shortfall

1.7 Commencement of Term of Joint Venture

1.8 Authority to Act

1.9 Good Faith

Article 2 INTERPRETATION.

2.1 No Creation of Partnership

2.2 Captions

2.3 Gender..

2.4 Financial Reporting Period

Article 3 TECHNOLOGIES AND PRODUCTS

3.1	Proprietary Rights
3.2	Patent Filing
3.3	Commercialization of Technologies and Sale of Products

Article 4 MANAGEMENT COMMITTEE AND OPCO

4.1 Management Committee

4.2 Management Committee Meetings

4.3Reliance on Management Committee Representatives

4.4 Records of Meetings

4.5 Notice of Litigation or Arbitration

4.6 Major Decisions

4.7 Duties of Management Committee

4.8 Compensation of Management Committee

4.9 Business Plan and Budget

4.10 OpCo

4.11 Dispute Resolution

Article 5 ACCOUNTS AND RECORDS

5.1	Bank Accounts
5.2	Books of Account
5.3	Audit Right
5.4	Final Statement on Termination

Article 6 ENCUMBRANCES

Article 7 ASSIGNMENTS

7.1 Sale of Interest

7.2 Change of Control

7.3 Right of First Refusal

Article 8 TERMINATION

8.1	Term
8.2	Right of Buy Out
8.3	Termination
8.4	IPR License Upon Dissolution
8.5	Partition of Assets on Termination
8.6	Distribution of Net Profits and Surplus Amounts

Article 9 MISCELLANEOUS

9.1	Non-Solicitation
9.2	Non-Competition
9.3	Confidentiality
9.4	Corporate Existence "Good Standing" Corporate Authority
9.5	Further Assurances
9.6	Notices
9.7	Time of the Essence
9.8	Enurement
9.9	Governing Law

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the "Agreement") made as of the 30th day of August, 2003.

BETWEEN:

Resin Systems International Ltd., a body corporate, carrying on business in Barbados (hereinafter referred to as "RSI")

OF THE FIRST PART

- and -

Resin Systems Inc., a body corporate carrying on business in

Canada (hereinafter referred to as "Resin Canada")

OF THE SECOND PART

(RSI and Resin Canada collectively referred to as "Resin Systems

Group" or "RSG")

-and

Euro-Projects (LTTC) Ltd., a body corporate, carrying on

business in the United Kingdom (hereinafter referred to as

("EPL")

OF THE THIRD PART

WHEREAS RSG and EPL (sometimes herein referred to collectively as the "Parties" or singularly as a "Party", or, when appropriate, individually as RSI, Resin Canada and EPL) have agreed to contribute certain funds, intellectual property rights and services to jointly carry on a business;

AND WHEREAS all references to dollars shall mean dollars in the legal currency of the

United States of America;

AND WHEREAS the Parties have agreed that the relationship of the Parties, the conduct of the business proposed to be carried on pursuant to this Agreement and the allocation of profits arising from such business, shall be governed on the basis of the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that the Parties, in consideration of the mutual covenants and agreements.

ARTICLE 1

CONSTITUTION

1.1

Formation of Joint Venture

The Parties do agree to embark on a several basis upon a Joint Venture for the limited purpose and scope set forth in this Agreement under the name "RSG/EPL Joint Venture".

1.2

Purpose

The purpose and scope of the Joint Venture shall be the continued development of certain pre-existing and specified technologies as well as certain future technologies either owned by or licensed to EPL, and the commercial exploitation and development of these technologies by the Parties pursuant to the terms and conditions of this Agreement.

1.3

Contributions

(a)

EPL will contribute the following to the Joint Venture:

(i)

subject to receiving appropriate consents and waivers in writing from relevant joint owners and collaboration partners, the technologies listed in Schedule "B" attached hereto and all improvements made thereto (the "Existing Technologies") pursuant to the "Joint Venture Technology License Agreement" attached hereto as Schedule "A", as amended and appended to from time to time (the "IPR License");

(ii)

a right of first refusal to license any new technologies developed by EPL during the term of the Joint Venture on the same terms as the IPR License, or, if such technologies have been developed in conjunction with any third parties, then on the best terms available from all relevant joint owners or collaboration partners of EPL (the "New Technologies") (the Existing Technologies and all licensed New Technologies collectively referred to as the "Technologies");

(iii)

consulting and training services related to the use of the Technologies and application of the Technologies in the manufacture of products based on each Technology (the "Products"), such consulting and training services to be provided at "Cost" (as hereinafter defined); and

(iv)

continuing development services related to the Existing Technologies, such development services to be provided at Cost.

(b)

RSI will contribute the following to the Joint Venture:

(i)

working capital contributions by way of cash advances into the account of the Joint Venture to finance the manufacture of Products for distribution outside of Canada and the United States ("North America") as agreed to in each "Budget" (as hereinafter defined);

(ii)

use of RSG's existing manufacturing and production facilities ("Existing Facilities") for manufacturing Products for distribution outside of North America, as well as all related consulting and development services, at Cost;

(iii)

use of manufacturing facilities purchased and/or built by RSG during the term of the Joint Venture specifically for the benefit of the Joint Venture ("New Facilities"), for manufacturing Products for distribution outside of North America, as well as all related consulting and development services, at Cost;

(c)

Resin Canada will contribute the following to the Joint Venture:

(i)

working capital contributions by way of cash advances into the account of the Joint Venture to finance the manufacture of Products for distribution within North America as agreed to in the Budget;

(ii)

use of Existing Facilities for manufacturing Products for distribution within North America, as well as all related consulting and development services, at Cost; and

(iii)

use of New Facilities for manufacturing Products for distribution within North America, as well as all related consulting and development services, at Cost;

(d)

Provided that the Parties shall at all times use their respective best endeavours to provide competitive rates and be cost efficient and to maximize profits for the mutual benefit of the Parties in the context of the Joint Venture, "Cost" as referred to in this Section 1.3 shall be defined as follows:

(i)

with respect to consulting, training or development services provided by any Party, "Cost" shall be defined as double the total amount of all base salary costs or base consultancy fees (not including bonuses or benefits of any kind), as well as pre-approved international travel expenses, incurred by the providing Party for employees and/or consultants engaged directly and exclusively in providing such services to the Joint Venture;

(ii)

with respect to the use of Existing Facilities and New Facilities, "Cost" shall mean the actual cost, with the benefit of all discounts and volume price breaks, to Resin Canada or RSI, whichever the case may be, for the raw materials and other component parts comprising, or consumed in the course of production of, any Products, as well as all reasonably incurred costs associated with administration, manufacturing, assembling, inspecting, warehousing, packaging and shipping the Products.

1.4

Interests in the Joint Venture Assets

At the time of the formation of the Joint Venture, the Parties shall each hold an interest in the assets and rights of the Joint Venture in the following proportion:

RSG

-

85% interest

EPL

-

15% interest

1.5

Distribution of Net Profits

(a)

The Parties agree that all distributions to the Parties out of the Joint Venture shall be based on "Net Profits" (as hereinafter defined) calculated using Canadian generally accepted accounting principles and distributed to the Parties after all working capital contributions made by RSG are recovered in full, including all reasonable cost of borrowing and interest incurred by the contributing Party. "Net Profits" means the amounts remaining from gross sales of Products based on a particular Technology after deducting all expenses incurred in the manufacture, marketing and sales of such Products.

(b)

After repayment of all working capital contributions, the Parties agree that up to the first two million dollars ($2,000,000) in Net Profits earned by the Joint Venture from the commercial exploitation of each Technology shall be distributed equally between EPL and RSG.  All distributions thereafter for each such Technology shall be based on EPL and RSG's relative interest in the Joint Venture as set forth in Section 1.4 above. RSI and Resin Canada will divide RSG's share of Net Profits according to North American and non-North American revenues with all benefits and costs derived from North American activities going to the account of Resin Canada, and all benefits and costs derived from non-North American activities going to the account of RSI. For certainty, it is the intention of RSI and Resin Canada to govern their respective activities within the Joint Venture to best realize the income tax advantages associated with RSG's global business structure.

(c)

The Parties agree that if, at any time from the date first written above until the tenth anniversary of such date, either Resin Canada or RSI completes a transaction with a third party (which for the avoidance of doubt shall include any group or associated company of Resin Canada or RSI) to sell or otherwise dispose of a New Facility, or other new capital asset acquired by RSG during the term of the Joint Venture for the specific and exclusive use of the Joint Venture, then, after using all reasonable commercial efforts to obtain the best price for the asset(s) being sold, the selling Party agrees to pay EPL a portion of the sale or other disposal price within ninety (90) days of its receipt by the selling Party based on EPL's current interest in the Joint Venture as set out in clause 1.4 of this Agreement (as may be adjusted herein), after RSI or Resin Canada, as the case may be, has recovered all reasonable costs actually incurred and associated with the financing, construction and maintenance of the relevant asset or manufacturing facility, and paid all taxes levied in association with the sale or other disposition.

1.6

Working Capital Shortfall

Any working capital shortfall of the Joint Venture during a financial reporting period shall be covered by working capital contributions made by RSG.

1.7

Commencement of Term of Joint Venture

The term of the Joint Venture shall commence on the date first above written and shall continue thereafter until terminated in accordance with the provisions of Article 8 herein.

1.8

Authority to Act

Unless expressly provided in this Agreement to the contrary, no Party shall have the authority to act for, or to assume any liability, obligation or responsibility on behalf of the other Parties.

1.9

Good Faith

Each Party hereby acknowledges and agrees that it shall carry on business in a professional and businesslike manner, acting always in good faith and in the best interests of the Joint Venture.  Each will do all things, take all steps and provide all assurances as shall reasonably be required to carry out the intent of this Agreement and will cause its directors, officers, employees and agents to do likewise. Notwithstanding the foregoing, nothing in this Agreement is intended to suggest that EPL is in any way or at any time obligated or in any way required to provide any funding, or other financial resource to the Joint Venture or OpCo or to provide sureties or guarantees on or behalf of the Joint Venture or the other Parties to it or to OpCo. None of RSI, Resin Canada or EPL, their directors, officers, employees or agents will act in a manner which prefers that Party's interests over those of the Joint Venture (unless expressly permitted herein) or which is not bona fide and in the best interests of the Joint Venture, unless otherwise required by law. It is understood and agreed that the Parties will expend their reasonable commercial efforts for the good of the Joint Venture.

ARTICLE 2

INTERPRETATION

2.1

No Creation of Partnership

The rights, duties, obligations and liabilities of EPL, RSI and Resin Canada under this Agreement shall be several and not joint or collective.  While for ease of reference, the Agreement refers to RSI and Resin Canada as a single "Party", nothing herein shall be construed as creating a partnership of any kind or as imposing upon RSI, Resin Canada or EPL any partnership duty, obligation or liability.

2.2

Captions

The captions in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only.

2.3

 Gender

Wherever the singular or masculine or neutral is used throughout this Agreement, the same shall be construed as meaning the plural or the feminine or body corporate where the context of the Agreement so requires.

2.4

Financial Reporting Period

The initial reporting period of the Joint Venture shall commence on the date first written above and end on December 31, 2003, and thereafter the reporting period will be January 1 to December 31.

ARTICLE 3

TECHNOLOGIES AND PRODUCTS

3.1

Proprietary Rights

The Parties acknowledge that, subject to the IPR License, the Technologies to be used in the manufacturing of the Products are and will remain proprietary to EPL (and any joint owners or collaboration partners of EPL as the case may be). The Parties agree to take all reasonable steps to protect such proprietary rights in the Technologies.

3.2

Patent Filing

(a)

The Parties agree that, where relevant, for each of the Existing Technologies, EPL shall be responsible for all activities associated with the preparation and filing of patent applications at either the British Patent Office or the European Patent Office, as well as registering the appropriate additional countries pursuant to the terms of the Patent Cooperation Treaty. The Parties further agree that EPL shall be responsible for all expenses, including all filing, maintenance and professional fees associated with the foregoing activities incurred up to the date of this Agreement, whereafter the Joint Venture shall be responsible for all ongoing expenses associated with patent applications for the Existing Technologies filed in any jurisdiction.

(b)

The Parties agree that the "Management Committee" (as hereinafter defined) in conjunction with any joint owners or collaboration partners of EPL shall be responsible for determining if, when and where patent (or any other intellectual property) protection will be sought for any New Technologies, and that the Joint Venture shall bear all expense associated therewith, unless agreed otherwise.

3.3

Commercialization of Technologies and Sale of Products

(a)

The Parties acknowledge and agree that the Joint Venture, as determined by the Management Committee, has the right to commercially exploit the Technologies pursuant to the IPR License. The Parties further acknowledge and agree that the decision to commercially exploit any particular Technology shall be at the sole discretion of the Management Committee, subject to the loss of exclusivity provision set forth in Section 6.2 of the IPR License.

(b)

Other than with respect to pre-existing commercialization activities already being conducted as of the date first written above, during the term of the Joint Venture, none of the Parties, and in the case of EPL, any entity in which EPL owns more than ten percent (10%) of the outstanding issued shares, shall be permitted to commercially exploit a Technology anywhere in the world other than through or for the account of the Parties pursuant to this Agreement.

(c)

In circumstances where EPL does not own all rights in a Technology, the Parties agree that RSG shall assist EPL in the negotiation of any consents, waivers or royalty provisions with relevant joint owners and/or collaboration partners of EPL. In the event that, after using reasonable commercial efforts to negotiate in good faith such consents, waivers and/or royalty terms, an agreement cannot be reached between EPL and the relevant joint owners and/or collaboration partners with respect to any technology, so that it cannot form part of the Technologies under this Agreement, the Parties agree that no Party shall be able to participate in or otherwise benefit from the commercial exploitation of such technology outside of the Joint Venture on terms more favourable than those offered to the Joint Venture.

ARTICLE 4

MANAGEMENT COMMITTEE AND OPCO

4.1

Management Committee

The over-all management and control of the business and affairs of the Joint Venture shall be vested in a management committee (the "Management Committee") consisting of one representative of EPL, one of RSI and one of Resin Canada, as those persons may be nominated by their respective companies from time to time. EPL, RSI and Resin Canada may appoint a second person as an alternate to act in the absence of each of the designates. The designates and alternates shall continue in such capacity until a resignation in writing has been delivered or until notice in writing of cancellation of his appointment has been received by the other Parties from the Party appointing such designate or alternate, and a replacement has been appointed.

The initial designate of EPL shall be Gerard Boyce; the initial designate of RSI shall be Greg Pendura; the initial designate of Resin Canada shall be Brian Carpenter.

4.2

Management Committee Meetings

The Management Committee shall hold meetings as and when it deems necessary and at such place the Management Committee may agree, for the purpose of reviewing the operations and conduct of the Joint Venture and the making of all decisions as are necessary to carry out the objectives of the Joint Venture as determined by the Management Committee. Meetings may also be called from time to time by any Party upon notice to the other Parties to be convened at such place as the Parties may agree. To be properly constituted, a quorum of all three representatives must be present. The notice shall state the time, place and date of any meeting of the Management Committee at least seven (7) days prior to the date of holding thereof; provided that any Party may waive such notice. Notwithstanding the foregoing, meetings may also be held by telephone or video conference call provided that each designate of a Party on the Management Committee agrees to such proceeding.

4.3

Reliance on Management Committee Representatives

Each Party may rely fully on the action by a designate or alternate of the other or others as being binding upon such other. The designates or alternates are authorized and empowered to determine all matters relating to the conduct of the Joint Venture. The Parties shall, and shall instruct their respective designates that they shall, act diligently and in good faith and attempt to reach agreement with the other members of the Management Committee with the intention and for the purpose of furthering the objectives of the Joint Venture. The Parties shall instruct their respective designate that they shall devote proper time and attention to the business of the Joint Venture unless as otherwise required by law.

4.4

Records of Meetings

Written minutes of all meetings and appropriate decisions of the Management Committee shall be prepared by anyone of the attendees as agreed and delivered to the Parties promptly following the end of each meeting or the making of any decision. Any decision taken by the Management Committee, as recorded in the minutes, shall be effective and binding on the Parties unless within three (3) days of receipt of a copy, a Party or its designate notifies the other Party in writing of an error contained therein.

4.5

Notice of Litigation or Arbitration

In the event that any Party commences or settles on its own account any litigation or arbitration proceedings that may in any way affect the other Parties in the context of the Joint Venture, that Party shall provide notice in writing as to the nature and extent of such litigation or arbitration to the other Parties.

4.6

Major Decisions

No action shall be taken, sum expended, decision made or obligation incurred by the Joint Venture with respect to a matter within the scope of any of the matters enumerated below in this Section 4.6 (hereinafter called "Major Decision") unless such Major Decision has been approved unanimously by the Management Committee, provided that in the event that the Management Committee does not approve a proposed matter, the status quo, as it then existed, shall be maintained in respect of such matter. The Major Decisions shall be:

1.

the adoption of new accounting policies or practice which makes a change to accounting policies or practices agreed between the Parties to the Joint Venture, including how Net Profits are calculated, or the change of the financial reporting period, other than as is required by law or to comply with a new statement of standard accounting practice or generally accepted accounting principles;

2.

the making of any decision whether or not to enter into an agreement for the transfer of any rights (including sublicenses) in the Technologies pursuant to the IPR License in exchange for anything other than fair market value;

3.

the making of any amendment, change or modification to this Agreement,

4.7

Duties of Management Committee

During the term of its appointment, the Management Committee, at the expense of and on behalf of the Parties pursuant to Joint Venture, shall implement or cause to be implemented all Major Decisions and ordinary decisions of the Management Committee, and shall conduct the ordinary and usual business and affairs of the Joint Venture in accordance with and limited by this Agreement. The Parties agree that the Management Committee shall be responsible for executing and/or overseeing all tasks related to the operations of the Joint including, without limitation, the following:

(a)

preparing and implementing the "Business Plan" (as hereinafter defined) and Budgets, including providing estimates on anticipated expenses associated with the commercial exploitation of the Technology under each Budget;

(b)

protecting and preserving the title and interest of the Joint Venture Parties with respect to their interests in the Joint Venture;

(c)

negotiating as directed and having prepared for execution all agreements required for and on behalf of the Joint Venture;

(d)

paying, before delinquency and prior to the addition thereto of interest or penalties, all taxes, assessments, rents and other impositions attributable to activities conducted on behalf of the Joint Venture Parties;

(e)

keeping all books of account and other records required by the Joint Venture;

(f)

preparing and delivering to the Parties monthly reports of the state of the business and affairs of the Joint Venture, which reports shall include at least an operating statement and a narrative report;

(g)

coordinating the services of all labour;

(h)

paying all debts and other obligations associated with the conduct of the Joint Venture, including the costs of operation and maintenance of any manufacturing facilities used by the Joint Venture;

(i)

maintaining all funds of the Joint Venture in a separate account or accounts and in the bank approved by the Management Committee and not commingling any Joint Venture monies with any other monies whatsoever;

(j)

when permitted or required by this Agreement, making distributions periodically to the Parties;

(k)

promptly complying with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, provincial and municipal governments;

(l)

supervising all matters coming within the terms of this Agreement, and approving bills for payment and in that connection will obtain the necessary receipts, releases, waivers, discharges and assurances to keep the assets of the Joint Venture or Joint Venture Parties free from all claims;

(m)

maintaining, managing and operating the business of the Joint Venture in an efficient manner and at all times maintaining an organization sufficient to enable it to carry out all its duties, obligations and functions; and

(n)

performing any other obligations provided elsewhere in this Agreement to be performed by the Management Committee from time to time.

4.8

Compensation of Management Committee

Unless otherwise agreed, no remuneration, benefits or other expenses, other than expenses pre-approved by the Management Committee and incurred while carrying out duties of the Management Committee, including any reasonable travelling and accommodation costs of members of the Management Committee, shall be paid hereunder by "OpCo" (as hereinafter defined) on behalf of Joint Venture to the Management Committee (in such capacity).

4.9

Business Plan and Budget

(a)

Prior to commencing activities hereunder, the Management Committee shall prepare and agree a written business plan setting out long term goals, strategy, and estimated financial requirements of the Joint Venture (the "Business Plan").

(b)

For each Technology the Management Committee agrees to license and commercially exploit, the Management Committee shall prepare a detailed business plan and budget (hereinafter called the "Budget") setting forth the estimated receipts, working capital requirements, and expenditures (capital, operational and other) of the Joint Venture for the commercialization of the said Technology. The Management Committee shall implement the matters addressed within the Budget and the Business Plan and shall be authorized, without the need for approval by the Parties, to make the expenditures and incur the obligations provided for in the Budget and the Business Plan.

4.10

OpCo

The Parties have agreed to engage a wholly-owned subsidiary of Resin Canada ("OpCo") to conduct the day to day operations of the Joint Venture. The Parties further agree that OpCo's activities shall be subject to the strategic direction and control of the Management Committee and the express provisions of an operating agreement approved by the Parties, a form of which is attached hereto as Schedule "C" (the "Operating Agreement").

4.11

Dispute Resolution

(a)

All disputes in connection with or in the execution of this Agreement shall be settled by the Parties through friendly consultations. Where a dispute arises which the Parties are unable to resolve, or, the Management Committee is unable to reach a unanimous decision on a Major Decision which, notwithstanding Section 4.7, either of the Parties believes in good faith will adversely affect the Joint Venture, the disputing Party shall in writing provide sufficient detail as to describe such dispute and provide notice of such dispute to the other Party. The Parties agree that within ten (10) days of receipt of such notice, a representative of each Party (director level or higher) shall meet and confer, either by phone or in person, in a good faith attempt to resolve such dispute. Should the Parties then be unable to resolve any dispute between them, the dispute shall be settled by arbitration, conducted on a confidential basis, under the Province of Alberta Arbitration Act and the International Chamber of Commerce Rules of Arbitration to be exclusively held in the City of Calgary, Alberta, Canada. Neither Party shall institute an arbitration proceeding hereunder unless at least sixty (60) days prior thereto such Party shall have furnished to the other written notice according to the terms of Section 9.6 herein.

(b)

No provision of this Section 4.11 is intended to prevent a Party from seeking injunctive relief as a remedy, or any action necessary to enforce the award of the arbitrators, in a court of competent jurisdiction.

ARTICLE 5

ACCOUNTS AND RECORDS

5.1

Bank Accounts

A bank account or bank accounts shall be maintained under OpCo's name on behalf of the Joint Venture with such chartered bank as from time to time shall be determined by the Management Committee. All moneys received from time to time on account of the business of the Joint Venture shall be deposited immediately into the bank account of the Joint Venture in the same drafts, cheques, bills or cash in which they are received, and all disbursements on account of the Joint Venture shall be made by cheque on such account. All cheques or drafts on the Joint Venture bank accounts shall require the signature or signatures as determined by the Management Committee from time to time.

5.2

Books of Account

Proper books of account shall be kept on behalf of the Joint Venture by OpCo or an accredited accounting firm selected by the Management Committee and entries shall be made therein of all such matters, terms, transactions and things as are usually written and entered in books of account in accordance with Canadian generally accepted accounting principles. EPL, RSI, and Resin Canada shall each at the cost of the Joint Venture have free access at all times to inspect, examine and make copies thereof and shall at all times furnish to the other correct information, accounts and statements of and concerning all such transactions relating to the business of the Joint Venture without any concealment or suppression.

5.3

Audit Right

At such times as may be reasonably requested in writing by any Party, but in any event at the year end of the Joint Venture, accountants appointed by the Management Committee shall make an audit of the books and accounts in respect of the business of the Joint Venture and for such purposes they shall have access to all books of account, records, vouchers, cheques, papers and documents of, or which may be related to, the Joint Venture, including those of the Parties to the extent to which such books, records, cheques, papers and documents relate to the Joint Venture. The Joint Venture shall cause the said accountants to forthwith furnish copies of all financial statements prepared for or on behalf of or in connection with the Joint Venture to each of RSI, Resin Canada and EPL. All audit costs shall be paid by Joint Venture. In no way is the foregoing intended to suggest that the Joint Venture is responsible for the accounting and record keeping of either EPL, RSI or Resin Canada, who shall each be responsible for maintaining their own books of account.

5.4

Final Statement on Termination

Upon the termination of the Joint Venture for any reason, the accountants of OpCo on behalf of the Parties shall prepare and deliver to each of EPL, RSI and Resin Canada a balance sheet showing the assets and liabilities of the Joint Venture.

ARTICLE 6

ENCUMBRANCES

During the term of this Agreement, the Parties will not in any way or at any time encumber their interest in the Joint Venture property, including the intellectual property rights contained in the IPR License, or the interest of the other Parties, or any part of it.

ARTICLE 7

ASSIGNMENTS

7.1

Sale of Interest

No Party may withdraw from the Joint Venture during the term of this Agreement or assign or transfer its interest in this Agreement (other than as provided for in this Agreement) without the prior written consent of the other Parties.

7.2

Change of Control

Any Party may assign its right in the event of a change of control of the assigning Party, by giving the other Party at least ninety (90) days notices prior to the proposed assignment.

7.3

Right of First Refusal

EPL hereby grants RSG a right of first refusal to acquire all or substantially all of the assets of EPL or a controlling interest in the outstanding issued share capital of EPL on terms at least as favourable as those contained in any bona fide third party offer to acquire same.

ARTICLE 8

TERMINATION

8.1

Term

The term of the Joint Venture, this Agreement and the IPR License, shall commence on the date first written above and shall continue until termination pursuant to Section 8.3 herein.

8.2

Right of Buy Out

(a)

On either the fifth, sixth or seventh anniversary of the date first written above, at EPL's sole discretion and after providing RSG with at least ninety (90) days written notice of its intention to do so, EPL shall be entitled to cause RSG to purchase, and RSG shall have the obligation to so purchase, up to one-half of EPL's interest in the Joint Venture as set forth in Section 1.4 herein.

(b)

On or after the tenth anniversary of the date first written above, at EPL's sole discretion and after providing RSG with at least 90 days written notice of its intention to do so, EPL shall be entitled to cause RSG to purchase, and RSG shall have the obligation to purchase, no less than EPL's entire remaining interest in the Joint Venture (as adjusted pursuant to Section 8.2(a) above).

(c)

The agreed purchase price for EPL's interest pursuant to (a) and (b) above shall be calculated by:

(i)

taking the sum of the Net Profits earned by the Joint Venture over the three years immediately preceding the sale of EPL's interest and dividing that amount by three (3) (the "Average Net Profits" or "ANP");

(ii)

multiplying the ANP by 4.25;

(iii)

multiplying the resulting figure by the interest being sold by EPL, represented as a fraction over 100 (x/100).

E.G.

If EPL elected to sell one-half of its interest on the fifth anniversary of the date first written above, the calculation of the purchase price would be as follows:

ANP(1) X 4.25 X 7.5(2)

100

(1) 1 year average based on the sum of Net Profits in years 3,4 & 5 divided by 3

(2) representing 1/2 of EPL's interest of 15%

(d)

If EPL elects to exercise its right of buy-out on the fifth anniversary, the purchase price shall be paid by RSG in one lump sum on the closing date of the buy-out. For any right of buy-out exercised by EPL on the sixth, seventh or tenth anniversary, or any date thereafter, RSG shall have the right to pay the purchase price in three (3) equal instalments on the following dates:

(i)

the closing date the buy-out is completed;

(ii)

twelve months after the closing date; and

(iii)

twenty-four months after the closing date.

The second and third instalment shall be evidenced and secured by way of a promissory note between EPL and RSG.

8.3

Termination

The Joint Venture and this Agreement shall terminate:

(a)

forthwith upon the written election of a Party, in the event another Party shall be in breach of a material term of this Agreement including the IPR License and the Operating Agreement, and such breach shall not be rectified within thirty (30) days of notice to the Party in breach, specifying particulars of such breach; or

(b)

upon the sale of EPL's entire interest in the Joint Venture to RSG pursuant to Section 8.2(b) above; or

(c)

the agreement of the Parties at any time that the Joint Venture be terminated.

8.4

IPR License Upon Dissolution

In the event that the Joint Venture is dissolved and this Agreement is terminated pursuant to Section 8.3 other than if terminated by EPL as a result of an unrectified material breach by RSG pursuant to Section 8.3(a), the IPR License to the Technologies granted to RSI hereunder (and all amendments and appendments) shall continue and survive on its terms, less all references to the Joint Venture contained therein which will no longer apply.

8.5

Partition of Assets on Termination

Upon termination of the Joint Venture, other than if acquired by RSG from EPL pursuant to Section 8.2(b) above, and the continuation of the IPR License granted by EPL pursuant to Section 8.4 above, all assets loaned, leased or licensed to the Joint Venture shall be returned to the Party which loaned, leased or licensed them and all remaining assets shall be partitioned and disposed of, after payment of, or due provision for, all liabilities to creditors of the Joint Venture (including liabilities to the Parties pursuant to this Agreement) among and distributed to the Parties to the extent of their respective interest in the Joint Venture.

8.6

Distribution of Net Profits and Surplus Amounts

Upon termination of the Joint Venture pursuant to Section 8.3 above, the Parties shall be entitled to receive and the Parties shall procure that each is paid such moneys as may be due to each, if any, on account of their respective interests in the Joint Venture. Notwithstanding the foregoing, in the event of termination as a result of a breach by a Party pursuant to Section 8.3(a) above, the non-breaching Parties shall be entitled to instruct OpCo (pursuant to the Operating Agreement) to withhold any final distributions or other monies to the breaching Party until such time as the damages caused by the breach have been reasonably determined.

ARTICLE 9

MISCELLANEOUS

9.1

Non-Solicitation

At no time during the term of this Agreement shall any Party to this Agreement, approach or otherwise directly or indirectly solicit away the services of any employee or consultant of another Party without the prior written consent of that Party with whom the employee or consultant is engaged.

9.2

Non-Competition

RSI and Resin Canada agree that, during the term of this Agreement, they will not acquire control of or otherwise be directly or indirectly interested in or concerned with a business which is the same as or similar to that of EPL, namely designing and engineering composite products. Notwithstanding the preceding sentence, nothing in this section shall restrict or otherwise prohibit RSG from pursing business opportunities for the commercialization of technologies not competitive with the Technologies.

9.3

Confidentiality

The Parties hereby agree that, during the term of this Agreement, they will not use, for any purpose, other than for purposes of fulfilling their obligations under this Agreement, any information or confidential data relating to any other party or its assets, prospects, properties or otherwise, discovered or acquired by them or their respective representatives or agents in connection with their duties under this Agreement, and agree that they will not, subject to applicable legal requirements, disclose, divulge or communicate, whether orally or in writing, any such information or a confidential data so discovered or acquired to any other person, firm or corporation except to each Party's respective legal, accounting, tax and financial advisors on a "need to know" basis in connection with their duties under this Agreement; provided that the foregoing shall not apply if such information or data at the time of disclosure, or thereafter becomes, generally available to, or known to the public (other than as a result of a breach of this provision) or was or is available to the recipient on a non-confidential basis from another source. In addition, notwithstanding anything contained herein, Resin Canada shall be at liberty to disclose information received to the TSX Venture Exchange and to other regulators as may be reasonably required so as to facilitate the receipt of all stock exchange and regulatory approvals which may be necessary or desirable, provided that Resin Canada shall provide the other Parties with copies of all information so disclosed.

9.4

Corporate Existence "Good Standing" Corporate Authority

Each of the Parties to this Agreement covenant with, represent and warrant to the other Parties, that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated. Each Party further represents and warrants that as it has requisite corporate power and authority to enter into this Agreement and all agreements and other documents to be entered into it in connection herewith and to consummate the transactions contemplated hereby. All corporate action on the part of each Party necessary for the authorization, execution, delivery and performance of this Agreement and all other agreements to be entered into in connection herewith by it, have been taken.

9.5

Further Assurances

The Parties shall do such things, by their authorized representatives, attend such meetings and execute such further documents, agreements and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent and purpose.

9.6

Notices

All notices, requests, demands or other communications by the terms hereof required or permitted to be given by either Party to the other shall be given in writing and be delivered to the Parties as follows:

Euro-Projects (LTTC) Ltd.

 Shaw House

1-3 Fowke St.

Rothley

Leicestershire

England, LE7 7PJ

Telecopy:

0(116) 230 3989

Attention:

Gerard Boyce

Resin Systems International Ltd.

Principal House

49 Freshwater Bay

St. Michaels, Barbados

Telecopy:

(246) 424-8125

Attention:

Barbara Greenidge

Resin Systems Inc.

 14604 - 115A Avenue

Edmonton, Alberta

Canada

T5M 3C4

Telecopy:

(780) 452-8755

Attention:

Brian Carpenter

Notice may also be served by registered mail postage prepaid or by fax transmission. Any notice, request, demand or other communication given by mail as aforesaid and posted anywhere in the United Kingdom, Canada or Barbados shall be deemed to have been received on the sixth business day following the posting thereof or if given by fax transmission, shall be deemed to have been received on the business day following transmission if sent during normal business hours.

Any Party may from time to time by notice to the other Parties change the address to which notices are to be given.

9.7

Time of the Essence

Time shall be of the essence of this Agreement.

9.8

Enurement

This Agreement shall be binding upon, and shall enure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

9.9

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Canada.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their properly authorized officers as of the day and year first written above.

Euro-Projects (LTTC) Ltd.

Per: /s/_________________

Per: /s/_________________

Resin Systems International Ltd.

Per: /s/________________________

Per:

Resin Systems Inc.

Per: /s/___________________

SCHEDULE "A"

JOINT VENTURE TECHNOLOGY LICENSE AGREEMENT

[NTD: ATTACH]

SCHEDULE "B"

LIST OF EXISTING TECHNOLOGIES

1.

Hillbilly Board Technology

2.

Panels Technology (as better described in Schedule 2 Part 1 of the IPR License)

3.

Technology for Processing Thermo-Plastic Composites (Envirocomp Technology)

SCHEDULE "C"

FORM OF OPERATING AGREEMENT